EXHIBIT 5.1

September 25, 2003

CenturyTel, Inc.

100 CenturyTel Drive

Monroe, Louisiana 71203

Gentlemen:

We have acted as counsel for CenturyTel, Inc., a Louisiana corporation ("CenturyTel"), in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering by CenturyTel in accordance with the terms of the CenturyTel, Inc. Dollars & Sense Plan (the "Plan") of (i) 2,500,000 shares of Common Stock, $1 par value per share (the "Shares"), (ii) related preference share purchase rights, and (iii) participation interests in the Plan (the "Interests").

Based on the foregoing and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that (i) all newly issued Shares and related preference share purchase rights to be offered and sold by CenturyTel through the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued and outstanding, fully paid and nonassessable, and (ii) the Interests, when issued in accordance with the terms of the Plan, will be validly issued.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and any amendment thereto.

                                                                                               Very truly yours,

                                                                                               Jones, Walker, Waechter, Poitevent,

                                                                                                    Carrère & Denègre, L.L.P.

                                                                                              By:         /s/ Margaret F. Murphy

                                                                                                                Margaret F. Murphy